Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

LEHI, Utah, May 8, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the first quarter, and declared a quarterly cash dividend of $0.10 per share.

For the First Quarter of 2013:

•                  Net sales were $96.5 million, compared with $92.9 million in the same quarter a year ago, an increase of 3.9 percent, and net sales increased 4.2 percent in local currencies.

•                  As of March 31, 2013 and 2012, total active Managers worldwide were 18,200 and 19,000, respectively, while total active Distributors and customers worldwide were 341,200 and 349,100, respectively.

•                  Operating income was $6.9 million, compared with $9.2 million in the same quarter a year ago, a decrease of 24.3 percent. Operating income decreased by $2.2 million due to a $3.7 million increase in selling, general and administrative expenses (of which $1.4 million was due to one-time severance costs and the acceleration of stock option expense incurred related to the resignation of our former Chief Executive Officer, and $1.5 million consisted of increased compensation and benefits related to the Company’s investment in sales, marketing and product development personnel designed to enhance net sales growth and profitability). These increased expenses were partially offset by increased net sales and improvement in cost of sales as a percentage of net sales.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense was $9.2 million, compared with $10.9 million in the same quarter a year ago, a decrease of 15.8 percent.

•                  Net income was $4.9 million, compared with $7.2 million in the same quarter a year ago, a decrease of 32.7 percent.

•                  Basic and diluted net income per share were $0.31 and $0.30, respectively, compared to $0.46 for basic and diluted for the same quarter a year ago.

•                  As of March 31, 2013, shareholders’ equity was $118.8 million, compared to $115.6 million as of December 31, 2012, an increase of 2.8 percent.

Declaration of Quarterly Cash Dividend:

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.10 per share payable on May 30, 2013 to shareholders of record as of the close of business on May 20, 2013.

NSP Americas, Asia Pacific and Europe Results for the First Quarter:

•                  Net sales were $53.1 million, compared with $53.9 million in the same quarter a year ago, a decrease of 1.5 percent. In local currencies, net sales decreased by 1.0 percent compared to the same quarter a year ago. Segment net sales revenue and the number of Distributors and customers decreased primarily due to lower recruiting in the NSP Canada, Japan and Mexico markets and were partially offset by increased activity in the NSP Venezuela market. We are continuing our efforts to return to growth through investment in sales and marketing personnel, training, new products, sales programs and incentive programs.

•                  Active Managers within NSP Americas, Asia Pacific and Europe totaled approximately 9,100 and 10,200 at March 31, 2013 and 2012, respectively. Active Distributors and customers within NSP Americas, Asia Pacific and Europe totaled approximately 157,300 and 169,200 at March 31, 2013 and 2012, respectively. The number of total Distributors and customers decreased due to lower recruiting in several key markets.

•                  Contribution margin, defined as net sales less cost of sales and volume incentive expense, was $22.0 million, compared with $21.3 million in the same quarter a year ago, an increase of 2.9 percent. The increase was primarily a result of increased allocation of manufacturing costs to other operating segments as well as sales mix.

NSP Russia, Central and Eastern Europe Results for the First Quarter:

•                  Net sales were $16.1 million, compared with $15.6 million in the same quarter a year ago, an increase of 3.5 percent. Our Russia market continues its momentum with a second consecutive quarter of year-over-year growth, the result of improved Manager and Distributor recruiting efforts and Distributor engagement.

•                  Active Managers within NSP Russia, Central and Eastern Europe totaled approximately 6,000 and 5,900 at March 31, 2013 and 2012, respectively. Active Distributors and customers within NSP Russia, Central and Eastern Europe totaled approximately 130,000 and 127,000 at March 31, 2013 and 2012, respectively. Managers and Distributors within NSP Russia, Central and Eastern Europe are more network marketing oriented when compared to those of NSP Americas, Asia Pacific and Europe.

•                  Contribution margin was $6.0 million, or flat compared to the same quarter a year ago.

Synergy WorldWide Results for the First Quarter:

•                  Net sales were $27.2 million, compared with $23.3 million in the same quarter a year ago, an increase of 16.5 percent. The increase in net sales was driven by improvements in Korea due to strong Manager leadership and a well-defined selling system supported by a structured training program, as well as by our European markets in which strong Manager leadership in recruiting and training efforts continues to effectively build our Distributor base. Following the successful resolution of temporary shipping restrictions to Norwegian Distributors by the Norwegian Food Authority in late December 2012, sales returned to prior levels in the first quarter of 2013.

•                  Active Managers within Synergy WorldWide totaled approximately 3,100 and 2,900 at March 31, 2013 and 2012, respectively. Active Distributors and customers within Synergy WorldWide totaled approximately 53,900 and 52,900 at March 31, 2013 and 2012, respectively. Synergy WorldWide is a traditional network-marketing business model.

•                  Contribution margin was $9.1 million, compared to $8.2 million in the same quarter a year ago, an increase of 11.1 percent. The increase was primarily the result of the higher net sales described above, partially offset by increased cost allocations from manufacturing activities.

Selling, General and Administrative Expenses for the First Quarter:

•                  Selling, general and administrative expenses were $30.1 million, compared with $26.4 million in the same quarter a year ago, an increase of 14.1 percent. The $3.7 million increase was primarily related to (i) increased U.S. compensation costs related to increased sales, marketing and product development personnel that will further encourage growth of net sales and profitability, (ii) severance costs and the acceleration of stock option expense associated with the resignation of our previous Chief Executive Officer, (iii) expenses for Synergy Global Summit which occurs every other year and (iv) stock-based compensation expenses, excluding the additional stock option expense incurred with the resignation of our previous Chief Executive Officer.

Effective Income-tax Rate

The effective income tax rate for the quarter was 33.1 percent compared with 20.3 percent in the same quarter a year ago.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent, and was primarily attributed to net favorable foreign items related to foreign tax rate differences, the impact of unremitted earnings, and adjustments to foreign valuation allowances, offset, in part, by an increase in tax liabilities associated with uncertain tax positions. The effective income tax rate of 20.3 percent for the same quarter a year ago was attributed to foreign deductible items, including a favorable inflation adjustment, and a decrease in tax liabilities associated with uncertain tax positions due to the expiration of the statute of limitations on certain liabilities in various foreign jurisdictions, in addition to a valuation allowance release related to the utilization of foreign tax credits.

Non-GAAP Financial Measures

The Company has included information concerning adjusted EBITDA, non-GAAP operating income and non-GAAP net income because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business.  Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  These non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains certain forward-looking statements, including statements regarding Distributors and Managers and payment of dividends. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Steve M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$83,036	$79,241
Accounts receivable, net of allowance for doubtful accounts of $636 and $631, respectively	10,014	9,614
Investments available for sale	2,110	2,071
Inventories	41,342	43,280
Deferred income tax assets	5,090	5,307
Prepaid expenses and other	6,470	5,820
Total current assets	148,062	145,333

Property, plant and equipment, net	27,891	27,950
Investment securities	1,235	1,276
Intangible assets, net	965	1,002
Deferred income tax assets	11,542	11,516
Other assets	6,496	6,842
	$196,191	$193,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,144	$6,226
Accrued volume incentives	20,216	18,130
Accrued liabilities	27,287	27,302
Deferred revenue	3,571	4,311
Current installments of long-term debt	3,362	3,350
Income taxes payable	1,451	2,071
Total current liabilities	61,031	61,390

Liability related to unrecognized tax benefits	10,609	10,571
Long-term debt	1,424	2,270
Deferred compensation payable	1,235	1,276
Other liabilities	3,057	2,776
Total long-term liabilities	16,325	16,893

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 15,874 and 15,810 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	79,072	77,292
Retained earnings	52,191	48,910
Accumulated other comprehensive loss	(12,428)	(10,069)
Total shareholders’ equity	118,835	115,636
	$196,191	$193,919

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Three Months Ended March 31,
	2013	2012

Net sales revenue	$96,479	$92,868
Cost of sales	(24,445)	(23,729)
Gross profit	72,034	69,139

Volume incentives	34,975	33,581
Selling, general and administrative	30,117	26,384
Operating income	6,942	9,174
Other income (loss), net	330	(110)
Income before provision for income taxes	7,272	9,064
Provision for income taxes	2,408	1,836
Net income	$4,864	$7,228

Basic and diluted net income per common share

Basic:
Net income per common share	$0.31	$0.46

Diluted:
Net income per common share	$0.30	$0.46

Weighted average basic common shares outstanding	15,822	15,578

Weighted average diluted common shares outstanding	15,956	15,846

Dividends declared per common share	$0.10	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,864	$7,228
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(25)	5
Depreciation and amortization	1,088	1,084
Share-based compensation expense	1,148	636
Loss on sale of property and equipment	11	13
Deferred income taxes	235	449
Amortization of bond discount	1	3
Purchase of trading investment securities	(19)	(19)
Proceeds from sale of trading investment securities	105	92
Realized and unrealized gains on investments	(21)	(42)
Foreign exchange losses	(416)	553
Changes in assets and liabilities:
Accounts receivable	(555)	(3,279)
Inventories	1,716	281
Prepaid expenses and other current assets	(658)	(884)
Other assets	83	578
Accounts payable	(943)	(1,250)
Accrued volume incentives	2,206	2,038
Accrued liabilities	262	(3,597)
Deferred revenue	(740)	933
Income taxes payable	(516)	(2,988)
Liability related to unrecognized tax benefits	38	(1,261)
Deferred compensation payable	(41)	15
Net cash provided by operating activities	7,823	588
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,165)	(917)
Proceeds from sale of property, plant and equipment	8	15
Proceeds from sale of investments available for sale	—	3,499
Purchase of investments available for sale	(83)	(217)
Net cash provided by investing activities	(1,240)	2,380
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(1,583)	—
Principal payments of long-term debt	(834)	(816)
Proceeds from the exercise of stock options	633	337
Net cash used in financing activities	(1,784)	(479)
Effect of exchange rates on cash and cash equivalents	(1,004)	(116)
Net increase in cash and cash equivalents	3,795	2,373
Cash and cash equivalents at the beginning of the period	79,241	58,969
Cash and cash equivalents at end of the period	$83,036	$61,342
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$3,282	$6,327
Cash paid for interest	20	33

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

 (Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net income	$4,864	$7,228
Adjustments:
Depreciation and amortization	1,088	1,084
Share-based compensation expense	1,148	636
Other (income) loss, net*	(330)	110
Taxes	2,408	1,836
Adjusted EBITDA	$9,178	$10,894

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Our revenue is highly dependent upon the number and productivity of our Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of March 31,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	338,500	9,100	380,700	10,200
NSP Russia, Central and Eastern Europe	253,400	6,000	264,100	5,900
Synergy WorldWide	118,300	3,100	113,700	2,900
Total	710,200	18,200	758,500	19,000

 “Total Managers” includes independent Managers under our various compensation plans that have achieved and maintained specified and personal groups sale volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain product sales volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and Customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of March 31,

	2013	2012
	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific & Europe	157,300	169,200
NSP Russia, Central and Eastern Europe	130,000	127,000
Synergy WorldWide	53,900	52,900
	341,200	349,100

“Active Distributors and Customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of our Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter Ended March 31,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	37,700	1,000	46,200	1,300
NSP Russia, Central and Eastern Europe	23,000	400	20,900	400
Synergy WorldWide	18,500	500	17,900	400
	79,200	1,900	85,000	2,100

 “New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and customers” include our independent Distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous three months ended as of the date indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months Ended March 31,

	2013		2012
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	157,800	4,000	182,200	4,700
NSP Russia, Central and Eastern Europe	80,000	1,500	75,600	1,600
Synergy WorldWide	74,300	1,800	72,700	1,600
	312,100	7,300	330,500	7,900

 “New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include our independent Distributors and Customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous twelve months ended as of the date indicated.